EXHIBIT 4.5

     OPTION AGREEMENT granted as of the 20th day of January, 1995 between EASTCO INDUSTRIAL SAFETY CORP., a New York corporation with offices at 130 West 10th Street, Huntington Station, New York 11746 (hereinafter the "Company") (which includes its subsidiaries) and ______________, residing at ____________________________________
(hereinafter the "Optionee").

     WHEREAS, the Company has begun to achieve a dramatic turnaround in its financial condition,

     WHEREAS, the Optionee has heretofore taken substantial reductions in salary, given up options and made numerous sacrifices in order to achieve such turnaround,

     WHEREAS, the Company acknowledges that such financial turnaround can be traced to the efforts and leadership of the Optionee,

     WHEREAS, the Company desires to restore an option to the Optionee, but only on the condition that the Company be profitable for fiscal 1995 and 1996, and

     NOW THEREFORE, in consideration of the covenants contained herein it is agreed as follows:

     1.   Grant.    The Company hereby grants the Optionee
options to purchase up to 400,000 shares of common stock of the Company, par value $0.12 per share ("Common Stock").

     2.   Exercise Price.     The exercise price of the option
shall be $1.0625 per share (the "Exercise Price"), subject to adjustment as provided hereunder. The purchase price may be paid for in whole or in part in any combinatin of the following: cash; an exchange of stock valued at the average closing price for the ten (10) day period ending five (5) days prior to the exercise (the "Closing Price"); and/or by a "Cashless Exercise" in the manner described herein.

     If the Optionee elects to utilize a Cashless Exercise, he shall be entitled to a credit equal to the amount of that equity by which the Closing Price exceeds the Exercise Price on that number of options surrendered and to utilize that credit to exercise additional options held by him that such equity could purchase. There shall be canceled that number of options utilized for the credit and for the
options exercised for such credit.   For example, if the Optionee has
options to acquire 200,000 shares which are exerciseable, the Closing Price is $2.0625 per share, the Exercise Price is $1.0625 per share and the Optionee elects to utilize for a credit options to acquire 100,000 ($100,000), then upon a Cashless Exercise in connection therewith he shall be entitled to acquire 94,118 shares of Common
Stock in exchange for the options for 100,000 shares of Common Stock for which a credit has been received and options for 94,118 shares that have been exercised. The Optionee will still have exercisable options to acquire 5,882 shares of Common Stock.

     It shall be a condition to the obligation of the Company to issue
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shares of Common Stock upon the exercise of an option, that the
Optionee pay to the Company upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local and foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue shares of Common Stock.

     3. Adjustment Provision. In the event that any recapitalization, or reclassification, split-up, stock dividend or consolidation of shares of Common Stock shall be affected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities of any other corporation, or new, different or additional shares or other securities of the Company or of another corporation are received by the holder of Common Stock or any distribution is made to the holders of Common
Stock other than a cash dividend, (a) the number and class of shares or other securities that may be issued or transferred and
(b) the option price shall in each case be proportionately adjusted as the board of directors of the Company, in the reasonable exercise of its discretion, determine.

     4. Term. The options shall be exercisable for a period of ten (10) years commencing on January 20, 1995 and shall expire on January 19, 2005.

     5    Exercisability.  The options shall not be exercisable for
a period of five (5) years except as follows:

          5.1 For the fiscal year ended June 30, 1995, should the Company attain an audited annual pre-tax income of at least
$50,000, options to purchase up to 200,000 shares of Common Stock shall then become immediately exercisable.

          5.2 For the fiscal year ended June 30, 1996, should the Company attain an audited annual pre-tax income of at least
$250,000, options to purchase up to 200,000 shares of Common Stock shall then become immediately exercisable.

          5.3 If the Company fails to attain the $50,000 plateau during the fiscal year ended June 30, 1995, should the Company's combined pre-tax income for the fiscal years ended June 30, 1995 and 1996 exceed $300,000, then options to purchase up to 4000,000 shares of Common Stock shall then become immediately exercisable.

          5.4 Audited annual pre-tax income shall be as determined in the Company's filing under form 10k or other comparable annual

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report to be filed with the Securities and Exchange Commission for the Company or any successor to the Company.

          5.5 The option shall only be exercisable by the Optionee, except in the event of the Optionee's death during the term of this option grant, a duly authorized representative of the Optionee's estate may exercise such option.

          5.6 The Common Stock issued to the Optionee upon the exercise of this option is deemed "restricted securities" as the term is defined under the Securities Act of 1933, as amended (the "Act"), and may only be sold pursuant to a registration under the Act, in compliance with Rule 144 under the Act, pursuant to another exemption therefrom or pursuant to an opinion of counsel satisfactory to the Employer that registration under the Act is not required.

     6. Notices. All notices or demands required or given under this Option Agreement shall be in writing and sent by registered mail or certified mail, return receipt requested, to the addresses hereinabove set forth or to such other addresses as any of the parties hereto may designate in writing, transmitted by registered mail or certified mail, return receipt requested, to the other.

     7. Severability. The parties agree that if any term or provision of this Agreement contravenes or is invalid under any federal, state or local law, this Agreement shall be construed as if it did not contain the offending term or provision, and the remaining provisions of this Agreement shall not be affected thereby.

     8. Governing Law. This Option Agreement is intended to and shall be governed in all respects by the laws of the State of New
York, without reference to principles of conflicts of laws.

     9. Modifications. This Option Agreement contains the parties entire understanding with respect to the subject matter hereof and may not be modified except in writing signed by each of the parties hereto.

     10. Binding Agreement. This Option Agreement shall be binding upon the heirs, successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                              EASTCO INDUSTRIAL SAFETY CORP.

                              By:
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